EXHIBIT 16

September 11, 2009

U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C.  20549

Dear Sir/Madam:

We have read the statements set forth by Black Nickel Acquisition Corp. III (the "Company") in Item 4.01 regarding the dismissal of Raich Ende Malter & Co. LLP on September 8, 2009, as the Company's independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company's current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ Raich Ende Malter & Co. LLP

RAICH END